Exhibit 99.1

NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
April 23, 2010	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Record First Quarter Net Income of $49.0 Million

COLUMBIA, S.C.—April 23, 2010—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2010.  The Company produced record results due to the gain on the FDIC-assisted acquisition of Community Bank & Trust (“CBT”) of Cornelia, GA which closed on January 29, 2010.  Highlights of the first quarter 2010 include:

•                  Net income of $49.0 million; diluted earnings per share of $3.86 for the quarter

•                  Core deposit growth --- excluding all CDs --- up $92.6 million; 29.9% annualized increase, excluding CBT

•                  Repositioned balance sheet --- paying off acquired (CBT) and legacy (SCBT) FHLB advances --- $160.5 million

•                  Allowance for loan losses:  1.90% of period end loans, excluding covered loans; up from 1.70% at 4Q 2009

•                  NPAs:  1.99% of total assets and 2.89% of loans and repossessed assets, excluding covered assets;

•                  Net charge-offs --- increased to 3.13% annualized for the quarter, excluding CBT

First Quarter 2010 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income available to the common shareholders of $49.0 million, or $3.86 per diluted share for the three months ended March 31, 2010 compared to consolidated net income of $3.7 million, or $0.33 per diluted share for the first quarter of 2009, a $45.3 million increase.  This increase was primarily the net result of the following items:

•                  Pre-tax gain on acquisition of $98.1 million resulting from the FDIC-assisted acquisition of CBT; offset by

•                  Pre-tax provision for loan losses of $20.8 million due to an increase in the amount of charge-offs taken during the quarter and estimates of the probable losses in the legacy SCBT loan portfolio;

•                  Pre-tax Other Than Temporary Impairment (“OTTI”) charges related to pooled trust preferred securities (TRUPs) of $5.6 million;

•                  Pre-tax pre-payment fee for the early pay-off of legacy FHLB advances totaling $3.2 million; and

•                  Pre-tax merger related costs of $3.9 million.

“Our company experienced another very solid quarter with record earnings and a transformational acquisition in Georgia,” said Robert R. Hill, Jr., President and CEO.  “We have performed very well and have been profitable every quarter in this downturn.  We believe the addition of Community Bank and Trust in Georgia, the new relationships we have established in North Carolina and South Carolina, and the adjustments within our balance sheet position us well for the future.  We began to see increased loan demand in the first quarter and continued to experience strong core deposit growth.  We are also expanding our team by adding talented bankers in all three states.  A tremendous job is being done with the execution and integration of Community Bank and Trust, and we are fortunate to have added a 100 plus year-old bank with a very loyal customer and employee base.  While credit is still a headwind, our challenges are very manageable.”

The Company recorded a gain on acquisition, after-tax of $62.5 million or $4.92 per share and incurred $2.5 million of merger related expenses, net of tax, or $0.20 per share.  In addition, during the quarter, the Company elected to pay off legacy Federal Home Loan Bank (“FHLB”) advances and the fee for the early pay off resulted in an after-tax charge of $2.0 million, or $0.16 per share.  The Company also recorded additional OTTI on certain TRUPs of $3.6 million after-tax, or $0.28 per share.  On a net operating basis which excludes these items, SCBT would report an operating loss of $0.43 per diluted share for the quarter compared to net operating income per share of $0.33 per share for the first quarter of 2009.

The Company’s annualized return on average assets (ROAA) for the first quarter increased to 5.71% compared to 0.64% for the first quarter of 2009, and increased from 0.22% for the fourth quarter of 2009.  Total average shareholders’ equity at March 31, 2010 was $348.8 million, an increase of $64.4 million, or 22.7% from December 31, 2009.  This increase is primarily the result of the gain on the FDIC-assisted acquisition of $62.5 million, after-tax.  Annualized return on average equity (ROAE) for the quarter was 56.93%, up from 6.10% for the first quarter of 2009.  Annualized return on average tangible equity (ROATE) for the first quarter increased to 70.44% from 8.05% for the comparable period in the prior year, and increased from 2.92% in the fourth quarter of 2009.

FDIC-Assisted Acquisition — CBT

During the first quarter of 2010, SCBT entered into a whole bank with loss-share purchase and assumption agreement with the FDIC to purchase certain assets and assume most of the deposits (excluding brokered deposits) and certain liabilities of CBT.  The Company acquired assets with a fair value of approximately $1.0 billion, including $459.5 million of loans, $105.6 million of investment securities, $80.6 million of cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, $25.9 million of other real estate owned (“OREO”), $276.8 million related to the FDIC’s indemnification of the Company against certain future losses and $16.5 million of other assets.  Liabilities with a fair value of approximately $1.1 billion were also assumed, including $1.0 billion of deposits, $82.6 million of FHLB advances, and $42.8 million of other liabilities.  The Company recorded $8.5 million in core deposit intangibles.  In addition, the Company received cash from the FDIC totaling approximately $225.7 million and recorded a $5.9 million receivable due from the FDIC as compensation for the net liability that was assumed as a result of the acquisition.  The FHLB advances assumed were paid off in early February of 2010.

In connection with the CBT acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for (1) 80% of the losses incurred up to $233.0 million and (2) 95% of losses in excess of $233.0 million.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage at the time of recovery.

The assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company and/or the purchase price.

Asset Quality

Annualized net charge-offs of the legacy SCBT increased to 3.13% from 1.26% experienced in the fourth quarter of 2009, and increased from 0.79% experienced in the first quarter of 2009.  During the first quarter, non-performing assets (NPAs) as a percentage of non-covered loans and repossessed assets increased to 2.80% compared to 1.34% one year ago and 2.40% for the fourth quarter of 2009.  NPAs to total assets at March 31, 2010 were 1.93%, excluding covered assets, compared to 1.09% at the end of the first quarter in 2009 and 1.96% at the end of the fourth quarter 2009.  The increase in NPAs continues to reflect the pressure within the real estate market throughout all of the markets in which we operate and within the economy as a whole.  During the first quarter, the Company’s other real estate owned (“OREO”) increased $6.2 million from the end of the fourth quarter, excluding covered OREO and was slightly lower than the balance one year ago.  Non-performing loans (including accruing loans past due 90 days or more) increased $2.1 million from the fourth quarter of 2009, excluding covered loans and by $30.5 million from the end of the first quarter in 2009, excluding covered loans.

At March 31, 2010, nonperforming loans, excluding covered loans, totaled $51.8 million, representing 2.38% of period-end loans.  The allowance for loan losses at March 31, 2010 was $41.4 million and represented 1.90% of total period-end loans, excluding covered loans.  The current allowance for loan losses provides .80 times coverage of period-end nonperforming loans, excluding covered loans, up slightly from the fourth quarter 2009 level of .75 times coverage.  In the first quarter, net charge-offs were $16.9 million, or an annualized 3.13% of average loans, excluding covered loans, compared to $4.5 million, or 0.79% in the same period of 2009 and $7.0 million, or 1.26% in the linked quarter.  The provision for loan losses was $20.8 million for the first quarter of 2010 compared to $5.0 million for the comparable quarter one year ago, and $10.2 million in the fourth quarter of 2009.

During the first quarter, the Company partially charged-off one large holding company loan in the amount of $5.7 million.  There are no other loans of this type within the loan portfolio.  In addition, the Company also charged-off $1.7 million of a $3.5 million commercial lot loan, and charged off another commercial loan (1-4 family residential lots) by $930,000 and moved the remaining $1.8 million balance to OREO.  Both of these loans are along the South Carolina coast (the Grand Strand).

Loans and Deposits

The Company increased total loans 14.0% since the first quarter of 2009, driven by the FDIC-assisted acquisition and the addition of covered loans during the quarter.  Covered loans increased the loan balance by $438.8 million during the quarter, but this increase was offset by $117.4 million in net loan decreases from the legacy SCBT loan portfolio compared to the first quarter of 2009.  These reductions were in construction and land development loans of $77.1 million, commercial and industrial loans of $37.3 million, consumer non real estate loans of $20.7 million, commercial non owner occupied loans of $31.0 million, and consumer owner occupied loans of $10.7 million.  Offsetting the loan reductions has been loan growth in home equity loans of $18.4 million and commercial owner occupied loans of $39.6 million.  Total loans outstanding were $2.2 billion at March 31, 2010 compared to $2.3 billion at March 31, 2009, excluding covered loans.  The balance of mortgage loans held for sale decreased $27.7 million from March 31, 2009 to $15.9 million at March 31, 2010.  During the first quarter of 2010, mortgage loans held for sale decreased as refinancing activities have fallen off.  The balance of mortgage loans held for sale at March 31, 2010 has now returned a more normalized level.

Total deposits increased in all categories compared to the first quarter of 2009, due to the FDIC-assisted acquisition of CBT.  Total deposits increased by a total of $890.5 million, or 169.2% annualized, from the end of the fourth quarter of 2009, and by $843.2 million, or 39.2% from the first quarter of 2009.  All categories of deposits increased substantially during the quarter, when compared to the first quarter of 2009 and to the fourth quarter of 2009.  Core deposits (excluding all certificates of deposit) increased $419.4 million compared to the fourth quarter of 2009 and by $547.7 million compared to the first quarter of 2009.  On a legacy SCBT basis, deposits increased by $84.5 million or 16.1% annualized during the quarter with the largest increase occurring in money market accounts which increased by $63.7 million or 60.6% annualized.  All other deposit categories increased except for CDs less than $100,000 which declined by $11.5 million, or 10.9% annualized.  Core deposits (excluding all certificates of deposit) for legacy SCBT continued to increase, as these balances grew by $92.6 million or 29.9% annualized compared to the fourth quarter of 2009 and increased by $220.9 million or 19.9%, compared to the first quarter of 2009.  The Company has continued to focus on collecting core deposits within all of its markets.  The Company continues to monitor and adjust rates paid on all deposits in order to manage its net interest margin.  The Company had no brokered deposits at the end of the first quarter of 2010, and has not used this funding source since the third quarter of 2009.  Total deposits outstanding at the end of the first quarter of 2010 were $3.0 billion, compared to $2.1 billion at the end of the fourth quarter 2009 and compared $2.2 billion at the end of the first quarter of 2009.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $28.6 million for the first quarter of 2010, up 14.5% from $25.0 million in the comparable period last year.  Taxable-equivalent net interest margin increased 2 basis points from the first quarter of 2009 to 3.89%.  Compared to the fourth quarter of 2009, taxable-equivalent net interest margin decreased 40 basis points from 4.28%.  Due to the FDIC-assisted acquisition during the first quarter, the net interest margin of SCBT has declined due to a significant increase in excess liquidity which reduced the net interest margin by an estimated 20 basis points during the quarter.  Excluding this acquisition, legacy SCBT’s net interest margin remained strong at 4.09%.  Interest rates have remained at very low levels and the Company has continued to manage deposit pricing and funding sources during the first quarter of 2010 to limit the amount of margin compression.  The increase in non-performing assets continues to compress the net interest margin as well.

The Company’s average yield on interest-earning assets decreased 61 basis points while the average rate on interest-bearing liabilities decreased 79 basis points from the first quarter of 2009.  During the first quarter of 2010, the Company’s average total assets increased by $609.1 million to $3.5 billion, a 21.2% increase over the first quarter of 2009.  The increase reflected a $180.5 million increase in average total loans to $2.5 billion from the first quarter of 2009, the result of the FDIC-assisted acquisition during the quarter.  The increase in volume of loans at lower current market rates resulted in average yield on loans falling by 28 basis points compared to the first quarter of 2009.  Average investment securities were $281.9 million at March 31, 2010, or 31.8% higher than the balance at the end of the first quarter of 2009 of $213.8 million, largely reflecting the impact of CBT.  The growth in average total assets was supported by growth in average total deposits of $552.9 million, an increase of 25.3% from the first quarter of 2009, which mostly came from the FDIC-assisted acquisition of CBT.

Noninterest Income and Expense

Operating noninterest income was $9.4 million (excluding the $98.1 million gain on acquisition and the OTTI of $5.6 million) for the first quarter of 2010 compared to $7.1 million for the first quarter of 2009, an increase of $2.3 million, or 32.7% from the comparable quarter.  This increase was driven primarily by the addition of CBT noninterest income of $2.2 million.  Bankcard services for legacy SCBT which were up 17.7%, or $209,000, were partially offset by mortgage banking income decreases of $93,000, or 7.4%.

Compared to the fourth quarter of 2009, operating noninterest income was up by $1.4 million, driven by the addition of CBT noninterest income of $2.2 million.  Without the addition of CBT, noninterest income would have declined by approximately $740,000 for the quarter for legacy SCBT, due primarily to a decline in mortgage banking income of $538,000 and a decline in service charges on deposit accounts of $491,000.  These decreases were only partially offset by increases of $98,000 in bankcard services income and increases of $164,000 in trust and investment services income.

Noninterest expense was $32.9 million in the first quarter of 2010, a 63.1% or $12.7 million increase compared to $20.2 million in the first quarter of 2009.  During the first quarter, the Company had increased cost in all categories of expense due to the addition of CBT.  These costs related to the CBT franchise accounted for $5.1 million of the increase.  Without the addition of CBT and merger related costs, noninterest expense increased by $3.7 million from first quarter of 2009 and in the following areas: (1) salaries and benefits by $1.3 million and (2) FHLB Bank prepayment fee related to paying off legacy SCBT advances of $3.2 million, and were offset by a decline in OREO expense and loan related costs of $935,000 due primarily to a gain recognized on the sale of an OREO property of $623,000.  The Company’s quarterly efficiency ratio improved to 24.1% compared to 62.4% one year ago, and compared to 58.1% in the fourth quarter of 2009.  Adjusted for the gain on acquisition, FHLB advances prepayment fee and merger related costs, the efficiency ratio would have been 67.2%.

“Our adjusted efficiency ratio increased during the quarter to 67.2% with the addition of the operating expenses of CBT and no meaningful impact on non-interest income as we get our products and services in place in our Georgia markets,” said John C. Pollok, COO.  “Additionally, the operating results for just our Georgia franchise nearly broke even during our first two months of operations, as we repositioned the balance sheet and began implementing our processes.”

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a Division of SCBT, N.A.; and Community Bank & Trust, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 86 locations in 17 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $3.6 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

-----

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of CBT, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						First
	Three Months Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
EARNINGS SUMMARY (non tax equivalent)	2010	2009	2009	2009	2009	% Change
Interest income	$37,204	$34,473	$35,020	$35,857	$36,448	2.1%
Interest expense	8,573	7,281	8,639	9,838	11,450	-25.1%
Net interest income	28,631	27,192	26,381	26,019	24,998	14.5%
Provision for loan losses (1)	20,778	10,158	6,990	4,521	5,043	312.0%
Noninterest income	101,959	5,763	5,591	7,761	7,131	1329.8%
Noninterest expense	32,918	20,624	21,797	21,038	20,187	63.1%
Income before provision for income taxes	76,894	2,173	3,185	8,221	6,899	1014.6%
Provision for income taxes	27,933	654	1,014	2,836	2,379	1074.1%
Net income	48,961	1,519	2,171	5,385	4,520	983.2%
Preferred stock dividends	—	—	—	450	665	-100.0%
Accretion on preferred stock discount	—	—	—	3,410	149	-100.0%
Net income available to common shareholders (GAAP)	$48,961	$1,519	$2,171	$1,525	$3,706	1221.1%

Basic weighted-average common shares	12,590,748	12,572,751	12,546,654	11,826,972	11,179,869	12.6%
Diluted weighted-average common shares	12,695,655	12,633,484	12,604,762	11,870,522	11,226,078	13.1%

Earnings per common share - Basic	$3.89	$0.12	$0.17	$0.13	$0.33	1078.8%
Earnings per common share - Diluted	3.86	0.12	0.17	0.13	0.33	1069.7%

Cash dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%
Dividend payout ratio (2)	142.65%	99.67%	141.59%	52.02%	54.24%	163.0%

Operating Earnings (non-GAAP) (3)
Net income available to common shareholders (GAAP)	$48,961	$1,519	$2,171	$1,525	$3,706	1221.1%
Gain on acquisition, net of tax	(62,452)	—	—	—	—
Other-than-temporary impairment (OTTI), net of tax	3,557	1,578	1,502	356	—
Merger-related expense, net of tax	2,488	—	—	—	—
FHLB advances prepayment penalty, net of tax	2,031	—	—	—	—
Net operating earnings (loss) (non-GAAP)	$(5,415)	$3,097	$3,673	$1,881	$3,706	-246.1%

Operating earnings (loss) per common share - Basic	$(0.43)	$0.25	$0.29	$0.16	$0.33	-230.3%
Operating earnings (loss) per common share - Diluted	(0.43)	0.25	0.29	0.16	0.33	-230.3%

	AVERAGE for Quarter Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2009	2009	2009	2009	% Change
Loans held for sale	$12,050	$19,670	$20,763	$48,132	$36,484	-67.0%
Covered loans	302,602	—	—	—	—
Non-covered loans	2,185,241	2,199,074	2,221,078	2,268,292	2,307,322	-5.3%
Total loans (1)	2,487,843	2,199,074	2,221,078	2,268,292	2,307,322	7.8%
FDIC receivable for loss share agreements	189,091	—	—	—	—
Total investment securities	281,921	215,609	202,692	199,293	213,849	31.8%
Intangible assets	71,313	65,740	65,871	66,002	66,134	7.8%
Earning assets	3,019,322	2,549,507	2,617,386	2,587,286	2,642,908	14.2%
Total assets	3,478,221	2,749,157	2,806,974	2,812,215	2,868,847	21.2%
Noninterest-bearing deposits	423,536	346,576	334,165	321,038	316,978	33.6%
Interest-bearing deposits	2,312,835	1,757,463	1,820,139	1,826,704	1,866,454	23.9%
Total deposits	2,736,371	2,104,039	2,154,304	2,147,742	2,183,432	25.3%
Federal funds purchased and repurchase agreements	230,256	203,197	229,806	197,636	203,391	13.2%
Other borrowings	146,735	143,786	144,180	149,570	164,546	-10.8%
Shareholders’ common equity (excludes preferred stock)	348,773	284,335	282,953	265,793	249,429	39.8%
Shareholders’ equity	348,773	284,335	282,953	298,849	300,497	16.1%

	ENDING Balance					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2009	2009	2009	2009	% Change
Loans held for sale	$15,925	$17,563	$20,077	$53,853	$43,603	-63.5%
Covered loans	438,807	—	—	—	—
Non-covered loans	2,175,242	2,203,238	2,209,403	2,236,162	2,292,654	-5.1%
Total loans (1)	2,614,049	2,203,238	2,209,403	2,236,162	2,292,654	14.0%
FDIC receivable for loss share agreements	277,158	—	—	—	—
Total investment securities	311,005	211,112	212,228	191,415	204,032	52.4%
Intangible assets	73,900	65,696	65,827	65,959	66,090	11.8%
Allowance for loan losses (1)	(41,397)	(37,488)	(34,297)	(32,431)	(32,094)	29.0%
Premises and equipment	72,079	71,829	72,523	73,404	73,606	-2.1%
Total assets	3,643,900	2,702,188	2,776,684	2,807,309	2,839,584	28.3%
Noninterest-bearing deposits	457,412	346,248	335,565	322,270	315,727	44.9%
Interest-bearing deposits	2,537,702	1,758,391	1,791,554	1,858,096	1,836,141	38.2%
Total deposits	2,995,114	2,104,639	2,127,119	2,180,366	2,151,868	39.2%
Federal funds purchased and repurchase agreements	237,669	162,515	211,606	187,677	205,985	15.4%
Other borrowings	62,929	143,624	144,048	144,430	152,799	-58.8%
Total liabilities	3,309,134	2,419,369	2,494,901	2,527,557	2,528,404	30.9%
Shareholders’ common equity (excludes preferred stock)	334,766	282,819	281,783	279,752	249,811	34.0%
Shareholders’ equity	334,766	282,819	281,783	279,752	311,180	7.6%

Common shares issued and outstanding	12,750,774	12,739,533	12,712,476	12,696,849	11,319,644	12.6%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
NONPERFORMING ASSETS (ENDING balance)	2010	2009	2009	2009	2009	% Change
Not Covered Under FDIC Loss Share Agreements
Nonaccrual loans not covered under FDIC loss share agreements	$53,730	$49,492	$36,605	$29,379	$20,730	159.2%
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	9,319	3,102	4,189	9,165	9,563	-2.6%
Accruing loans past due 90 days or more	107	241	585	559	614	-82.6%
Other nonperforming assets	19	31	13	—	40	-52.5%
Restructured loans	—	—	1,974	1,951	—
Total nonperforming assets not covered under FDIC loss share agreements	63,175	52,866	43,366	41,054	30,947	104.1%
Covered Under FDIC Loss Share Agreements
Nonaccrual loans covered under FDIC loss share agreements	268,145	—	—	—	—
OREO covered under FDIC loss share agreements	32,076	—	—	—	—
Total nonperforming assets covered under FDIC loss share agreements	300,221	—	—	—	—
Total nonperforming assets	$363,396	$52,866	$43,366	$41,054	$30,947

Excluding Covered Assets
Total nonperforming assets as a percentage of total non-covered loans and repossessed assets (1) (4)	2.89%	2.40%	1.96%	1.83%	1.34%
Total nonperforming assets as a percentage of total assets	1.99%	1.96%	1.56%	1.46%	1.09%
NPLs as a percentage of period end non-covered loans	2.47%	2.26%	1.68%	1.34%	0.93%

Including Covered Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	13.68%	2.40%	1.96%	1.83%	1.34%
Total nonperforming assets as a percentage of total assets	9.97%	1.96%	1.56%	1.46%	1.09%
NPLs as a percentage of period end loans	12.32%	2.26%	1.68%	1.34%	0.93%

	Quarter Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
ALLOWANCE FOR LOAN LOSSES (1) (5)	2010	2009	2009	2009	2009	% Change
Balance at beginning of period	$37,488	$34,297	$32,431	$32,094	$31,525	18.9%
Loans charged off	(17,110)	(6,881)	(5,103)	(4,295)	(4,779)	258.0%
Overdrafts charged off	(260)	(277)	(271)	(230)	(214)	21.5%
Loan recoveries	354	96	195	262	390	-9.2%
Overdraft recoveries	147	95	55	79	129	14.0%
Net charge-offs	(16,869)	(6,967)	(5,124)	(4,184)	(4,474)	277.0%
Provision for loan losses	20,778	10,158	6,990	4,521	5,043	312.0%
Balance at end of period	$41,397	$37,488	$34,297	$32,431	$32,094	29.0%

Allowance for loan losses as a percentage of total loans (1)	1.90%	1.70%	1.55%	1.45%	1.40%
Allowance for loan losses as a percentage of nonperforming loans	76.89%	75.38%	92.22%	108.33%	150.37%
Net charge-offs as a percentage of average loans (annualized) (1)	3.13%	1.26%	0.92%	0.74%	0.79%
Provision for loan losses as a percentage of average total loans (annualized) (1)	3.86%	1.83%	1.25%	0.80%	0.89%

	March 31,		December 31,		March 31,
LOAN PORTFOLIO (ENDING balance) (1)	2010	% of Total	2009	% of Total	2009	% of Total
Loans covered under loss share agreements	$438,807	16.8%	$—	0.0%	$—	0.0%
Loans not covered under loss share agreements:
Commercial non-owner occupied real estate:
Construction and land development	442,566	16.9%	467,284	21.2%	519,689	22.6%
Commercial non-owner occupied	294,147	11.3%	303,650	13.8%	325,132	14.2%
Total commercial non-owner occupied real estate	736,713	28.2%	770,934	35.0%	844,821	36.8%
Consumer real estate:
Consumer owner occupied	287,788	11.0%	284,484	12.9%	298,449	13.0%
Home equity loans	250,651	9.6%	248,639	11.3%	232,202	10.1%
Total consumer real estate	538,439	20.6%	533,123	24.2%	530,651	23.1%
Commercial owner occupied real estate	483,450	18.5%	469,101	21.3%	443,804	19.4%
Commercial and industrial	203,296	7.8%	214,174	9.7%	240,624	10.5%
Other income producing property	133,949	5.1%	137,736	6.3%	136,703	6.0%
Consumer non real estate	66,259	2.5%	68,770	3.1%	86,942	3.8%
Other	13,136	0.5%	9,400	0.4%	9,109	0.4%
Total loans not covered under loss share agreements	2,175,242	83.2%	2,203,238	100.0%	2,292,654	100.0%
Total loans (net of unearned income) (1)	$2,614,049	100.0%	$2,203,238	100.0%	$2,292,654	100.0%

Loans held for sale	$15,925		$17,563		$43,603

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED RATIOS	2010	2009	2009	2009	2009

Return on average assets (annualized)	5.71%	0.22%	0.31%	0.77%	0.64%

Return on average common equity (annualized)	56.93%	2.12%	3.04%	2.30%	6.03%

Return on average common tangible equity (annualized)	71.89%	2.92%	4.13%	3.24%	8.49%

Return on average equity (annualized)	56.93%	2.12%	3.04%	7.23%	6.10%

Return on average tangible equity (annualized)	71.89%	2.92%	4.13%	9.43%	8.05%

Net interest margin (tax equivalent)	3.89%	4.28%	4.04%	4.07%	3.87%

Efficiency ratio (tax equivalent) (6)	24.12%	58.10%	63.47%	60.88%	62.41%

Book value per common share	$26.25	$22.20	$22.17	$22.03	$22.07

Tangible book value per common share	$20.46	$17.04	$16.99	$16.84	$16.23

Common shares issued and outstanding	12,750,774	12,739,533	12,712,476	12,696,849	11,319,644

Common equity-to-assets	9.19%	10.47%	10.15%	9.97%	8.80%

Tangible common equity-to-tangible assets	7.31%	8.24%	7.97%	7.80%	6.62%

Equity-to-assets	9.19%	10.47%	10.15%	9.97%	10.96%

Tangible equity-to-tangible assets	7.31%	8.24%	7.97%	7.80%	8.84%

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
RECONCILIATION OF NON-GAAP TO GAAP	2010	2009	2009	2009	2009

Return on Average Common Tangible Equity
Return on average common tangible equity (non-GAAP)	71.89%	2.92%	4.13%	3.24%	8.49%
Effect to adjust for tangible assets	-14.96%	-0.80%	-1.09%	-0.94%	-2.46%
Return on average common equity (GAAP)	56.93%	2.12%	3.04%	2.30%	6.03%

Return on Average Tangible Equity
Return on average tangible equity (non-GAAP)	71.89%	2.92%	4.13%	9.43%	8.05%
Effect to adjust for tangible assets	-14.96%	-0.80%	-1.09%	-2.20%	-1.95%
Return on average equity (GAAP)	56.93%	2.12%	3.04%	7.23%	6.10%

Tangible Book Value Per Common Share
Tangible book value per common share (non-GAAP)	$20.46	$17.04	$16.99	$16.84	$16.23
Effect to adjust for tangible assets	5.80	5.16	5.18	5.19	5.84
Book value per common share (GAAP)	$26.25	$22.20	$22.17	$22.03	$22.07

Tangible Common Equity-to-Tangible Assets
Tangible common equity-to-tangible assets (non-GAAP)	7.31%	8.24%	7.97%	7.80%	6.62%
Effect to adjust for tangible assets	1.88%	2.23%	2.18%	2.17%	2.18%
Common equity-to-assets (GAAP)	9.19%	10.47%	10.15%	9.97%	8.80%

Tangible Equity-to-Tangible Assets
Tangble equity-to-tangible assets (non-GAAP)	7.31%	8.24%	7.97%	7.80%	8.84%
Effect to adjust for tangible assets	1.88%	2.23%	2.18%	2.17%	2.12%
Equity-to-assets (GAAP)	9.19%	10.47%	10.15%	9.97%	10.96%

Note:  The tangible measures above are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2010			March 31, 2009
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$237,508	$252	0.43%	85,253	$126	0.60%
Investment securities (taxable)	247,133	2,514	4.13%	183,811	2,370	5.23%
Investment securities (tax-exempt)	34,788	265	3.09%	30,038	235	3.17%
Loans held for sale	12,050	121	4.07%	36,484	537	5.97%
Loans (1)	2,487,843	34,052	5.55%	2,307,322	33,180	5.83%
Total interest-earning assets	3,019,322	37,204	5.00%	2,642,908	36,448	5.59%

Noninterest-Earning Assets:
Cash and due from banks	55,582			59,714
Other assets	440,342			197,795
Allowance for loan losses	(37,025)			(31,570)
Total noninterest-earning assets	458,899			225,939
Total Assets	$3,478,221			$2,868,847

Interest-Bearing Liabilities:
Transaction and money market accounts	$878,700	$1,621	0.75%	$606,590	$977	0.65%
Savings deposits	186,950	213	0.46%	146,852	190	0.52%
Certificates and other time deposits	1,247,185	5,221	1.70%	1,113,012	8,574	3.12%
Federal funds purchased and repurchase agreements	230,256	165	0.29%	203,391	125	0.25%
Other borrowings	146,735	1,353	3.74%	164,546	1,584	3.90%
Total interest-bearing liabilities	2,689,826	8,573	1.29%	2,234,391	11,450	2.08%

Noninterest-Bearing Liabilities:
Demand deposits	423,536			316,978
Other liabilities	16,086			16,981
Total noninterest-bearing liabilities (“Non-IBL”)	439,622			333,959
Shareholders’ equity	348,773			300,497
Total Non-IBL and shareholders’ equity	788,395			634,456
Total liabilities and shareholders’ equity	$3,478,221			$2,868,847

Net interest income and margin (NON-TAX EQUIV.)		$28,631	3.85%		$24,998	3.84%
Net interest margin (TAX EQUIVALENT)			3.89%			3.87%

						First
	Three Months Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2010 - 2009
NONINTEREST INCOME & EXPENSE	2010	2009	2009	2009	2009	% Change
Noninterest income:
Gain on acquisition	$98,081	$—	$—	$—	$—
Service charges on deposit accounts	4,523	4,005	4,089	3,819	3,585	26.2%
Mortgage banking income	1,182	1,706	1,451	2,134	1,261	-6.3%
Bankcard services income	1,799	1,293	1,278	1,290	1,182	52.2%
Trust and investment services income	784	567	588	671	691	13.5%
Securities gains (losses), net (7)	(5,586)	(2,257)	(2,122)	(544)	—
Other	1,176	449	307	391	412	185.4%
Total noninterest income	$101,959	$5,763	$5,591	$7,761	$7,131	1329.8%

Noninterest expense:
Salaries and employee benefits	$14,091	$10,102	$10,649	$9,517	$10,519	34.0%
Federal Home Loan Bank advances prepayment penalty	3,189	—	—	—	—
Net occupancy expense	2,373	1,668	1,582	1,559	1,583	49.9%
Furniture and equipment expense	1,636	1,483	1,507	1,499	1,560	4.9%
Information services expense	2,371	1,448	1,381	1,286	1,442	64.4%
FDIC assessment and other regulatory charges	1,323	976	956	2,333	1,184	11.7%
OREO expense and loan related	(270)	1,103	2,497	1,367	674	-140.1%
Advertising and marketing	587	697	579	571	650	-9.7%
Business development and staff related	807	690	367	449	441	83.0%
Professional fees	557	415	376	557	434	28.3%
Amortization of intangibles	349	132	131	132	131	166.4%
Merger-related expense	3,908	—	—	—	—
Other	1,997	1,910	1,772	1,768	1,569	27.3%
Total noninterest expense	$32,918	$20,624	$21,797	$21,038	$20,187	63.1%

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the first quarter of 2010 by the total net income available to common shareholders reported in the fourth quarter of 2009.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense and the FHLB advances prepayment penalty.  Management believes that non-GAAP operating earnings provides additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net incme available to common shareholders (GAAP) on an after-tax basis:  (a) pre-tax gain on acquistion of $98.1 million for the quarter ended March 31, 2010; (b) pre-tax OTTI of $5.6 million, $2.2 million, $2.2 million and $544,000 for the quarters ended March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively; (c) pre-tax merger-related expense of $3.9 million for the quarter ended March 31, 2010; and (d) pre-tax FHLB advances prepayment penalty of $3.2 million for the quarter ended March 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Allowance for loan losses information excludes covered loans.

(6) The efficiency ratio (tax equivalent) would be 67.21% if adjusted by subtracting the $98.1 million gain on acquistion from noninterest income and subtracting the FHLB advances prepayment penalty of $3.2 million and merger-related expense of $3.9 million from noninterest expense.

(7) If other-than-temporary impairment charge recorded during the quarter, the amount would be reflected in “securities gains (losses), net” line item.